Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-194192 of our report dated February 27, 2014 (March 18, 2014 as to the fifth, sixth, and seventh paragraphs of Note 18), relating to the financial statements of SCYNEXIS, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to going concern uncertainty) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

April 2, 2014